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                                                                    EXHIBIT 4.19

                          FIFTH SUPPLEMENTAL INDENTURE


                  This Fifth Supplemental Indenture (this "SUPPLEMENTAL INDENTURE"), dated as of December 29, 1999, is between International Wire Group Inc., a Delaware corporation (the "COMPANY"), International Wire Leasing, Inc., a Delaware corporation, and IWG Resources, Inc., a Nevada corporation (the "ADDITIONAL SUBSIDIARY GUARANTORS") and The Bank of New York, as successor Trustee (the "TRUSTEE") to IBJ Schroder Bank & Trust Company (the "ORIGINAL TRUSTEE").

                  WHEREAS, the Company, Camden Wire Co., Inc., ECM Holding Company, Omega Wire, Inc., OWI Corporation, Wire Harness Industries, Inc., Wirekraft Employment Company, Wirekraft Industries, Inc., Wire Technologies, Inc. (the foregoing, with the exception of the Company, being collectively referred to herein as the "SUBSIDIARY GUARANTORS") and the Original Trustee have heretofore executed and delivered to the Original Trustee an Indenture, dated as of June 12, 1995 as supplemented by that certain First Supplemental Indenture dated March 5, 1996, as further supplemented by that certain Second Supplemental dated as of December 20, 1996, as further supplemented by that certain Third Supplemental Indenture dated as of February 12, 1997, as further supplemented by that certain Fourth Supplemental Indenture dated s of April 7, 1998 (the "INDENTURE") providing for the issuance of $150,000,000 aggregate principal amount of the Company's 11 3/4% Senior Subordinated Notes due 2005 (the "SECURITIES");

                  WHEREAS, the Additional Subsidiary Guarantors are newly-created, wholly-owned subsidiaries of the Company; and

                  WHEREAS, Section 11.7 of the Indenture provides that concurrently with the creation by the Company of any subsidiary, the Company, such subsidiary and the Trustee shall execute and deliver a supplemental indenture providing that such subsidiary will be a subsidiary guarantor under the Indenture.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company the Additional Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

                                    ARTICLE I

                ASSUMPTION OF OBLIGATIONS AS SUBSIDIARY GUARANTOR

         Section 1.1 Agreement to Guarantee. Each of the Additional Subsidiary Guarantors hereby agrees that its obligations to the Holders and the Trustee pursuant to this Subsidiary Guarantee shall be as expressly set forth in Article XI of the Indenture and in such other provisions of the Indenture as are applicable to the Subsidiary Guarantors. The terms of Article XI of the Indenture and such other provisions of the

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Indenture as are applicable to the Subsidiary Guarantors are incorporated herein by reference.

                                   ARTICLE II

                            MISCELLANEOUS PROVISIONS

         Section 2.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

         Section 2.2 Indenture. Except as amended hereby, the Indenture and the Securities are in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect.

         Section 2.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, as applied to contracts made and performed within the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

         Section 2.4 Multiple Counterparts. The parties may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.

         Section 2.5 Successors. All agreements of the Company and the Additional Subsidiary Guarantors in this Supplemental Indenture and the Securities shall bind each of their successors. All agreements of the Trustee in this Supplemental Indenture and in the Indenture shall bind its successors.

         Section 2.6 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by corporate action or otherwise, (iii) the due execution hereof by the Company or
(iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.



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         Section 2.7 Rights of Trustee; Indemnification. All of the Trustee's
rights, privileges, protections and immunities contained in the Indenture are hereby incorporated as if set forth in full herein, including, without limitation, the indemnification provisions of Section 7.7 of the Indenture, which shall include any and all loss, liability or expense (including reasonable attorneys' fees) incurred by the Trustee in connection with the execution and delivery of this Supplemental Indenture and the performance of its duties hereunder.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed, all as of the date first written above.

                                          INTERNATIONAL WIRE GROUP, INC.


                                          By: /s/ DAVID J. WEBSTER
                                             ----------------------------------
                                          Name:  David J. Webster
                                          Title: Senior Vice President


                                          INTERNATIONAL WIRE LEASING,
                                          INC.


                                          By: /s/ DAVID J. WEBSTER
                                             ----------------------------------
                                          Name:  David J. Webster
                                          Title: President and Secretary


                                          IWG RESOURCES, INC.


                                          By: /s/ DAVID J. WEBSTER
                                             ----------------------------------
                                          Name:  David J. Webster
                                          Title: President and Secretary


                                          THE BANK OF NEW YORK,
                                          as Trustee


                                          By: /s/ STEPHEN J. GIURLANDO
                                             ----------------------------------
                                          Name: Stephen J. Giurlando
                                               --------------------------------
                                          Title: Vice President
                                                -------------------------------